Exhibit 99.2

Duke Energy Corporation Earnings Conference Call, 1st Quarter, May 2, 2006

Conference Call Transcript

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David L. Hauser - Duke Energy Corporation- Group Executive and Chief Financial
Officer

Mark-to-market movements for optimization and trading and marketing are included in Cinergy's ongoing earnings, consistent with Duke Energy's practice. Cinergy's historic practice had been to adjust its earnings for mark-to-market movements associated with gas, fuel and power contracts that hedged its gas storage and generation assets. On that basis, the contribution from those businesses would have been $0.09 less than the first quarter of 2005. (You can find more information in the supplemental schedule provided with the news release.)

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Gordon Howald - Natexis Bleichroeder - Analyst

I guess I'm trying to better understand, Jim, why Cinergy earnings were down as much as they were, exclusive of the mark-to-market. It looks like $0.50 versus $0.71. Were there costs associated with the merger? Was it operational? Was it synfuel reserves that were taken? If you could clarify that a little bit more, I would appreciate it.

James E. Rogers - Duke Energy Corporation - President and Chief Executive
Officer

Sure. I would ask Lynn to respond to that question, please.

Lynn J. Good - Duke Energy Corporation- Treasurer

Sure. The primary drivers were weather. On synfuel results, we also referenced O&M. It was negative year on year, financing and dilution, and the trading results for power.

Gordon Howald - Natexis Bleichroeder - Analyst

Were the trading results from power a big piece of that, or maybe a little color on the pieces? That would help.

Lynn J. Good - Duke Energy Corporation - Treasurer

You may recall that first quarter of last year, power trading had a very strong quarter. So they were down year on year, but it was primarily because of the strong comparable in the first quarter of '05.

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Nathan Judge - Atlantic Equities - Analyst

With regard to Cinergy, I noticed a very sharp increase as well [on O+M] on that company. Is that going to be a fairly good run-rate, or were there any expenditures made in the first quarter that would have accelerated O&M into that particular quarter?

Lynn J. Good - Duke Energy Corporation- Treasurer

We did have some items impacting first quarter that we don't expect to continue over the balance of the year.

Nathan Judge - Atlantic Equities - Analyst

Have you quantified that?

Lynn J. Good - Duke Energy Corporation- Treasurer

On the attachment to the press release, there was an $0.08 delta year on year. About half of that related to items that we don't expect to reoccur.

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